Exhibit 99.1

NEWS RELEASE Contact: Beth Potillo Phone: (818) 879-6733

Dole Food Company, Inc. Announces Authorization of Share Repurchase Program

WESTLAKE VILLAGE, California – May 9, 2013 – Dole Food Company, Inc. (NYSE: DOLE) today announced that its Board of Directors has approved a share repurchase program for up to $200 million of Dole’s outstanding common stock. The share repurchase authorization, which is effective immediately, permits Dole to effect share repurchases from time to time through open market repurchases (including through Rule 10b5-1 plans to allow longer periods of repurchase opportunity), block trades, privately negotiated transactions, tender offers, and/or other transactions. The timing, method, and amount of any shares repurchased will be determined based on Dole’s evaluation of market conditions, the trading price of Dole’s common stock and other factors.

“This share repurchase program affords us an opportunity to return cash to our shareholders, while rebalancing our capital structure by reducing the number of outstanding shares of common stock and increasing earnings per share,” said C. Michael Carter, Dole’s President and Chief Operating Officer. “Our new capital structure was designed and implemented to provide needed flexibility to enhance shareholder value, as well as to meet future competitive challenges as we continue to launch the new Dole. We believe the share repurchase program will enhance shareholder value.”

About Dole Food Company, Inc.

Dole Food Company, Inc., with 2012 revenues from continuing operations of $4.2 billion, is one of the world’s largest producers and marketers of high-quality fresh fruit and fresh vegetables. Dole is an industry leader in many of the products it sells, as well as in nutrition education and research. For more information, please visit www.dole.com or http://investors.dole.com.

Forward-Looking Statements

This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Forward-looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates,” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K. There can be no assurance as to the amount, timing or prices of share repurchases that may be effected under the share repurchase program. The specific timing and amount of repurchases will vary based on market conditions and other factors. The share repurchase program may be modified, suspended, extended or terminated by Dole’s Board of Directors at any time.